Item 7

BlackRock (Netherlands) B.V.
BlackRock Advisors, LLC
BlackRock Asset Management Canada Limited
BlackRock Asset Management Ireland Limited
BlackRock Asset Management Schweiz AG
BlackRock Financial Management, Inc.
BlackRock Fund Advisors*
BlackRock Fund Managers Ltd
BlackRock Institutional Trust Company, National Association
BlackRock Investment Management (Australia) Limited
BlackRock Investment Management (UK) Limited
BlackRock Investment Management, LLC







*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.